September 10, 2012

Filed pursuant to Rule 433

Registration No. 333-163858

Pricing Term Sheet

Merck & Co., Inc.

September 10, 2012

1.100% Notes due 2018
2.400% Notes due 2022
3.600% Notes due 2042

Ratings of the Notes:	A1 / AA
Trade Date:	September 10, 2012
Settlement Date:	September 13, 2012
Bookrunners:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers	BNP Paribas Securities Corp., Deutsche Bank Securities Inc., RBS Securities Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., Morgan Stanley & Co. LLC
Title:	1.100% Notes due 2018	2.400% Notes due 2022	3.600% Notes due 2042
Size:	$1,000,000,000	$1,000,000,000	$500,000,000
Maturity:	January 31, 2018	September 15, 2022	September 15, 2042
Interest Payment Dates:	January 31 and July 31, commencing January 31, 2013	March 15 and September 15, commencing March 15, 2013	March 15 and September 15, commencing March 15, 2013
Coupon:	1.100%	2.400%	3.600%
Benchmark Treasury:	0.625% due August 31, 2017	1.625% due August 15, 2022	3.000% due May 15, 2042
Treasury Yield:	0.639%	1.654%	2.788%
Spread to Benchmark Treasury:	T+50 bps	T+75 bps	T+90 bps
Yield to Maturity:	1.139%	2.404%	3.688%
Price to Public:	99.797%	99.965%	98.411%
Underwriting Discount:	35 bps	45 bps	87.5 bps
Optional Redemption:	T+10 bps

T+12.5 bps. At any time on or after three months prior to the maturity date, the notes due 2022 will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

T+15 bps. At any time on or after six months prior to the maturity date, the notes due 2042 will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

CUSIP:	58933Y AC9	589331 AT4	589331AS6
ISIN:	US58933YAC93	US589331AT41	US589331AS67

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Merck & Co., Inc. on September 10, 2012 relating to its Prospectus dated December 18, 2009.